Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Farhan Ahmad	Erica Rodriguez Pompen
	Investor Relations	Media Relations
	farhanahmad@micron.com	epompen@micron.com
	(408) 834-1927	(408) 834-1873

MICRON TECHNOLOGY, INC. REPORTS RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR OF FISCAL 2022

Record revenue year in mobile, auto, industrial, and networking markets

BOISE, Idaho, September 29, 2022 – Micron Technology, Inc. (Nasdaq: MU) today announced results for its fourth quarter and full year of fiscal 2022, which ended September 1, 2022.

Fiscal Q4 2022 highlights
•Revenue of $6.64 billion versus $8.64 billion for the prior quarter and $8.27 billion for the same period last year
•GAAP net income of $1.49 billion, or $1.35 per diluted share
•Non-GAAP net income of $1.62 billion, or $1.45 per diluted share
•Operating cash flow of $3.78 billion versus $3.84 billion for the prior quarter and $3.88 billion for the same period last year
Fiscal 2022 highlights
•Revenue of $30.76 billion versus $27.71 billion for the prior year
•GAAP net income of $8.69 billion, or $7.75 per diluted share
•Non-GAAP net income of $9.48 billion, or $8.35 per diluted share
•Operating cash flow of $15.18 billion versus $12.47 billion for the prior year

“In fiscal 2022, Micron generated record revenue of $30.8 billion and delivered our sixth consecutive year of positive free cash flow, allowing us to return a record $2.9 billion to our shareholders,” said Micron Technology President and CEO Sanjay Mehrotra. “Our technology and manufacturing leadership in both DRAM and NAND, deep customer relationships, diverse product portfolio, and strong balance sheet put Micron on solid footing to navigate the weakened near-term supply-demand environment. We are taking decisive steps to reduce our supply growth including a nearly 50% wafer fab equipment capex cut versus last year, and we expect to emerge from this downcycle well positioned to capitalize on the long-term demand for memory and storage.”

Quarterly Financial Results
(in millions, except per share amounts)	GAAP(1)			Non-GAAP(2)
	FQ4-22	FQ3-22	FQ4-21	FQ4-22	FQ3-22	FQ4-21

Revenue	$6,643	$8,642	$8,274	$6,643	$8,642	$8,274
Gross margin	2,622	4,035	3,912	2,676	4,097	3,964
percent of revenue	39.5%	46.7%	47.3%	40.3%	47.4%	47.9%
Operating expenses	1,101	1,031	957	1,014	953	891
Operating income	1,521	3,004	2,955	1,662	3,144	3,073
percent of revenue	22.9%	34.8%	35.7%	25.0%	36.4%	37.1%
Net income	1,492	2,626	2,720	1,621	2,939	2,778
Diluted earnings per share	1.35	2.34	2.39	1.45	2.59	2.42

Annual Financial Results
(in millions, except per share amounts)	GAAP(1)		Non-GAAP(2)
	FY 22	FY 21	FY 22	FY 21

Revenue	$30,758	$27,705	$30,758	$27,705
Gross margin	13,898	10,423	14,113	10,987
percent of revenue	45.2%	37.6%	45.9%	39.7%
Operating expenses	4,196	4,140	3,832	3,320
Operating income	9,702	6,283	10,281	7,667
percent of revenue	31.5%	22.7%	33.4%	27.7%
Net income	8,687	5,861	9,475	6,976
Diluted earnings per share	7.75	5.14	8.35	6.06

Investments in capital expenditures, net(2) were $3.58 billion for the fourth quarter of 2022 and $11.98 billion for the full year of 2022, which resulted in adjusted free cash flows(2) of $196 million for the fourth quarter of 2022 and $3.21 billion for the full year of 2022. Micron repurchased approximately 13.2 million shares of its common stock for $784 million during the fourth quarter of 2022 and 35.4 million shares of its common stock for $2.43 billion during the full year of 2022 and ended the year with cash, marketable investments, and restricted cash of $11.06 billion, for a net cash(2) position of $4.15 billion. On September 29, 2022, Micron’s Board of Directors declared a quarterly dividend of $0.115 per share, payable in cash on October 26, 2022, to shareholders of record as of the close of business on October 11, 2022.

Business Outlook

The following table presents Micron’s guidance for the first quarter of 2023:

FQ1-23	GAAP(1) Outlook	Non-GAAP(2) Outlook

Revenue	$4.25 billion ± $250 million	$4.25 billion ± $250 million
Gross margin	25.0% ± 2.0%	26.0% ± 2.0%
Operating expenses	$1.09 billion ± $25 million	$1.00 billion ± $25 million
Diluted earnings (loss) per share	($0.09) ± $0.10	$0.04 ± $0.10

Further information regarding Micron’s business outlook is included in the prepared remarks and slides, which have been posted at investors.micron.com.

Investor Webcast

Micron will host a conference call on Thursday, September 29, 2022 at 2:30 p.m. Mountain Time to discuss its fourth quarter financial results and provide forward-looking guidance for its first quarter. A live webcast of the call will be available online at investors.micron.com. A webcast replay will be available for one year after the call. For Investor Relations and other company updates, follow @MicronTech on Twitter at twitter.com/MicronTech.

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND, and NOR memory and storage products through our Micron® and Crucial® brands. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence and 5G applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

© 2022 Micron Technology, Inc. All rights reserved. Micron, the Micron logo, and all other Micron trademarks are the property of Micron Technology, Inc. All other trademarks are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements regarding our industry, our strategic position, and our financial and operating results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents we file with the Securities and Exchange Commission, including our most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at micron.com/certainfactors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements to conform these statements to actual results.

(1)GAAP represents U.S. Generally Accepted Accounting Principles.
(2)Non-GAAP represents GAAP excluding the impact of certain activities, which management excludes in analyzing our operating results and understanding trends in our earnings, adjusted free cash flow, net cash, and business outlook. Further information regarding Micron’s use of non-GAAP measures and reconciliations between GAAP and non-GAAP measures are included within this press release.

MICRON TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	September 1, 2022	June 2, 2022	September 2, 2021	September 1, 2022	September 2, 2021

Revenue	$6,643	$8,642	$8,274	$30,758	$27,705
Cost of goods sold	4,021	4,607	4,362	16,860	17,282
Gross margin	2,622	4,035	3,912	13,898	10,423

Research and development	839	773	705	3,116	2,663
Selling, general, and administrative	280	264	236	1,066	894
Restructure and asset impairments	5	—	22	48	488
Other operating (income) expense, net	(23)	(6)	(6)	(34)	95
Operating income	1,521	3,004	2,955	9,702	6,283

Interest income	54	20	9	96	37
Interest expense	(45)	(44)	(47)	(189)	(183)
Other non-operating income (expense), net	23	8	19	(38)	81
	1,553	2,988	2,936	9,571	6,218

Income tax (provision) benefit	(56)	(358)	(230)	(888)	(394)
Equity in net income (loss) of equity method investees	(5)	(4)	14	4	37
Net income	$1,492	$2,626	$2,720	$8,687	$5,861

Earnings per share
Basic	$1.36	$2.36	$2.42	$7.81	$5.23
Diluted	1.35	2.34	2.39	7.75	5.14

Number of shares used in per share calculations
Basic	1,097	1,112	1,123	1,112	1,120
Diluted	1,106	1,121	1,138	1,122	1,141

MICRON TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

As of	September 1, 2022	June 2, 2022	September 2, 2021

Assets
Cash and equivalents	$8,262	$9,157	$7,763
Short-term investments	1,069	1,070	870
Receivables	5,130	6,229	5,311
Inventories	6,663	5,629	4,487
Assets held for sale	13	15	974
Other current assets	644	608	502
Total current assets	21,781	22,708	19,907
Long-term marketable investments	1,647	1,646	1,765
Property, plant, and equipment	38,549	36,665	33,213
Operating lease right-of-use assets	678	690	551
Intangible assets	421	415	349
Deferred tax assets	702	682	782
Goodwill	1,228	1,228	1,228
Other noncurrent assets	1,277	1,262	1,054
Total assets	$66,283	$65,296	$58,849

Liabilities and equity
Accounts payable and accrued expenses	$6,090	$5,788	$5,325
Current debt	103	107	155
Other current liabilities	1,346	1,114	944
Total current liabilities	7,539	7,009	6,424
Long-term debt	6,803	6,856	6,621
Noncurrent operating lease liabilities	610	629	504
Noncurrent unearned government incentives	589	663	808
Other noncurrent liabilities	835	858	559
Total liabilities	16,376	16,015	14,916

Commitments and contingencies

Shareholders’ equity
Common stock	123	122	122
Additional capital	10,197	9,950	9,453
Retained earnings	47,274	45,916	39,051
Treasury stock	(7,127)	(6,343)	(4,695)
Accumulated other comprehensive income (loss)	(560)	(364)	2
Total equity	49,907	49,281	43,933
Total liabilities and equity	$66,283	$65,296	$58,849

MICRON TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

For the year ended	September 1, 2022	September 2, 2021

Cash flows from operating activities
Net income	$8,687	$5,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense and amortization of intangible assets	7,116	6,214
Stock-based compensation	514	378
(Gain) loss on debt repurchases and conversions	83	1
Restructure and asset impairment	44	454
Change in operating assets and liabilities:
Receivables	190	(1,446)
Inventories	(2,179)	866
Accounts payable and accrued expenses	744	210
Other	(18)	(70)
Net cash provided by operating activities	15,181	12,468

Cash flows from investing activities
Expenditures for property, plant, and equipment	(12,067)	(10,030)
Purchases of available-for-sale securities	(1,770)	(3,163)
Proceeds from maturities of available-for-sale securities	1,321	1,250
Proceeds from sale of Lehi, Utah fab	888	—
Proceeds from sales of available-for-sale securities	294	856
Proceeds from government incentives	115	495
Other	(366)	3
Net cash provided by (used for) investing activities	(11,585)	(10,589)

Cash flows from financing activities
Repurchases of common stock - repurchase program	(2,432)	(1,200)
Repayments of debt	(2,032)	(1,520)
Payments of dividends to shareholders	(461)	—
Payments on equipment purchase contracts	(141)	(295)
Repurchases of common stock - withholdings on employee equity awards	(125)	(94)
Proceeds from issuance of debt	2,000	1,188
Other	211	140
Net cash provided by (used for) financing activities	(2,980)	(1,781)

Effect of changes in currency exchange rates on cash, cash equivalents, and restricted cash	(106)	41

Net increase (decrease) in cash, cash equivalents, and restricted cash	510	139
Cash, cash equivalents, and restricted cash at beginning of period	7,829	7,690
Cash, cash equivalents, and restricted cash at end of period	$8,339	$7,829

MICRON TECHNOLOGY, INC.
NOTES
(Unaudited)

Lehi, Utah, Fab and 3D XPoint

In the second quarter of 2021, we updated our portfolio strategy to further strengthen our focus on memory and storage innovations for the data center market. In connection therewith, we determined that there was insufficient market validation to justify the ongoing investments required to commercialize 3D XPoint at scale. Accordingly, we ceased development of 3D XPoint technology and engaged in discussions with potential buyers for the sale of our facility located in Lehi, Utah that was dedicated to 3D XPoint production. As a result, we classified the property, plant, and equipment as held for sale as of the second quarter of 2021 and ceased depreciating the assets. On June 30, 2021, we announced a definitive agreement to sell our Lehi facility to Texas Instruments Incorporated ("TI”) and closed the sale on October 22, 2021.

In the first quarter of 2022, we received $893 million from TI for the sale of the Lehi facility and disposed of $918 million of net assets, consisting primarily of property, plant, and equipment of $921 million; $55 million of other assets, consisting primarily of a receivable for reimbursement of property taxes, equipment spare parts, and raw materials; and $58 million of liabilities, consisting primarily of a finance lease obligation. As a result of the disposition of the Lehi facility and other related adjustments, we recognized a loss of $23 million included in restructure and asset impairments in the first quarter of 2022.

In 2021, we recognized a charge of $435 million included in restructure and asset impairments in connection with the definitive agreement with TI (and a tax benefit of $104 million included in income tax (provision) benefit) to write down the assets held for sale to the expected consideration, net of estimated selling costs. The impairment charge was based on Level 3 inputs including expected consideration and the composition of assets included in the sale, which were derived from the agreement with TI. We also recognized a charge of $49 million to cost of goods sold in 2021 to write down 3D XPoint inventory due to our decision to cease further development of this technology. Our 3D XPoint technology development and Lehi facility operations were primarily included in our CNBU segment results.

Debt Activity

On November 1, 2021, we issued in a public offering $1.00 billion in principal amount of 2.703% senior notes due 2032 (green bonds), $500 million in principal amount of 3.366% senior notes due 2041, and $500 million in principal amount of 3.477% senior notes due 2051, and received aggregate net proceeds of $1.99 billion.

On November 17, 2021, we redeemed $1.25 billion in principal amount of our 2.497% senior notes due 2023 and $600 million in principal amount of our 4.640% senior notes due 2024 for $1.93 billion in cash and recognized a non-operating loss of $83 million.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In millions, except per share amounts)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	September 1, 2022	June 2, 2022	September 2, 2021	September 1, 2022	September 2, 2021

GAAP gross margin	$2,622	$4,035	$3,912	$13,898	$10,423
Stock-based compensation	49	57	43	193	186
Inventory accounting policy change to FIFO	—	—	—	—	133
Change in inventory cost absorption	—	—	—	—	160
3D XPoint inventory write-down	—	—	—	—	49
Other	5	5	9	22	36
Non-GAAP gross margin	$2,676	$4,097	$3,964	$14,113	$10,987

GAAP operating expenses	$1,101	$1,031	$957	$4,196	$4,140
Stock-based compensation	(82)	(78)	(50)	(308)	(209)
Restructure and asset impairments	(5)	—	(22)	(48)	(488)
Patent license charges	—	—	—	—	(128)
Other	—	—	6	(8)	5
Non-GAAP operating expenses	$1,014	$953	$891	$3,832	$3,320

GAAP operating income	$1,521	$3,004	$2,955	$9,702	$6,283
Stock-based compensation	131	135	93	501	395
Inventory accounting policy change to FIFO	—	—	—	—	133
Change in inventory cost absorption	—	—	—	—	160
3D XPoint inventory write-down	—	—	—	—	49
Restructure and asset impairments	5	—	22	48	488
Patent license charges	—	—	—	—	128
Other	5	5	3	30	31
Non-GAAP operating income	$1,662	$3,144	$3,073	$10,281	$7,667

GAAP net income	$1,492	$2,626	$2,720	$8,687	$5,861
Stock-based compensation	131	135	93	501	395
Inventory accounting policy change to FIFO	—	—	—	—	133
Change in inventory cost absorption	—	—	—	—	160
3D XPoint inventory write-down	—	—	—	—	49
Restructure and asset impairments	5	—	22	48	488
Patent license charges	—	—	—	—	128
Amortization of debt discount	6	8	8	31	30
(Gain) loss on debt repurchases and conversions	—	—	—	83	1
Other	5	5	3	30	31
Impact of Idaho income tax reform	—	189	—	189	—
Estimated tax effects of above and other tax adjustments	(18)	(24)	(68)	(94)	(300)
Non-GAAP net income	$1,621	$2,939	$2,778	$9,475	$6,976

GAAP weighted-average common shares outstanding - Diluted	1,106	1,121	1,138	1,122	1,141
Adjustment for stock-based compensation	15	15	9	13	10
Non-GAAP weighted-average common shares outstanding - Diluted	1,121	1,136	1,147	1,135	1,151

GAAP diluted earnings per share	$1.35	$2.34	$2.39	$7.75	$5.14
Effects of the above adjustments	0.10	0.25	0.03	0.60	0.92
Non-GAAP diluted earnings per share	$1.45	$2.59	$2.42	$8.35	$6.06

RECONCILIATION OF GAAP TO NON-GAAP MEASURES, Continued

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	September 1, 2022	June 2, 2022	September 2, 2021	September 1, 2022	September 2, 2021

GAAP net cash provided by operating activities	$3,777	$3,838	$3,884	$15,181	$12,468

Expenditures for property, plant, and equipment	(3,613)	(2,578)	(2,015)	(12,067)	(10,030)
Proceeds from sales of property, plant, and equipment	30	39	4	117	108
Payments on equipment purchase contracts	(9)	(27)	(156)	(141)	(295)
Amounts funded by partners	11	38	160	115	502
Investments in capital expenditures, net	(3,581)	(2,528)	(2,007)	(11,976)	(9,715)
Adjusted free cash flow	$196	$1,310	$1,877	$3,205	$2,753

As of	September 1, 2022	June 2, 2022	September 2, 2021

Cash and short-term investments	$9,331	$10,227	$8,633
Current and noncurrent restricted cash	77	104	66
Long-term marketable investments	1,647	1,646	1,765
Current and long-term debt	(6,906)	(6,963)	(6,776)
Net cash	$4,149	$5,014	$3,688

The tables above reconcile GAAP to non-GAAP measures of gross margin, operating expenses, operating income, net income, diluted shares, diluted earnings per share, adjusted free cash flow, and net cash. The non-GAAP adjustments above may or may not be infrequent or nonrecurring in nature, but are a result of periodic or non-core operating activities. We believe this non-GAAP information is helpful in understanding trends and in analyzing our operating results and earnings. We are providing this information to investors to assist in performing analysis of our operating results. When evaluating performance and making decisions on how to allocate our resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. We believe these non-GAAP financial measures increase transparency by providing investors with useful supplemental information about the financial performance of our business, enabling enhanced comparison of our operating results between periods and with peer companies. The presentation of these adjusted amounts varies from amounts presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies. Our management excludes the following items in analyzing our operating results and understanding trends in our earnings:

•Stock-based compensation;
•Flow-through of business acquisition-related inventory adjustments;
•Acquisition-related costs;
•Employee severance;
•Gains and losses from settlements and patent license charges;
•Restructure and asset impairments;
•Amortization of debt discount;
•Gains and losses from debt repurchases and conversions;
•Gains and losses from business acquisition activities;
•Initial impact of inventory accounting policy change to FIFO and change in inventory cost absorption in the second quarter of 2021; and
•The estimated tax effects of above, non-cash changes in net deferred income taxes, assessments of tax exposures, certain tax matters related to prior fiscal periods, and significant changes in tax law.

Non-GAAP diluted shares are adjusted for the impact of additional shares resulting from the exclusion of stock-based compensation from non-GAAP income.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

FQ1-23	GAAP Outlook	Adjustments		Non-GAAP Outlook

Revenue	$4.25 billion ± $250 million	—		$4.25 billion ± $250 million
Gross margin	25.0% ± 2.0%	1%	A	26.0% ± 2.0%
Operating expenses	$1.09 billion ± $25 million	$91 million	B	$1.00 billion ± $25 million
Diluted earnings (loss) per share(1)	($0.09) ± $0.10	$0.13	A, B, C	$0.04 ± $0.10

Non-GAAP Adjustments (in millions)

A	Stock-based compensation – cost of goods sold	$33
A	Other – cost of goods sold	3
B	Stock-based compensation – research and development	52
B	Stock-based compensation – sales, general, and administrative	39
C	Tax effects of the above items and other tax adjustments	14
		$141

(1)GAAP earnings per share based on approximately 1.10 billion diluted shares and non-GAAP earnings per share based on approximately 1.12 billion diluted shares.

The tables above reconcile our GAAP to non-GAAP guidance based on the current outlook. The guidance does not incorporate the impact of any potential business combinations, divestitures, restructuring activities, balance sheet valuation adjustments, strategic investments, financing transactions, and other significant transactions. The timing and impact of such items are dependent on future events that may be uncertain or outside of our control.